Exhibit 99.1

Core Card Transaction Processing Platform Ver. 2.0 Completed by Sino Payments

Jan. 6, 2010 (Hong Kong) – Sino Payments, Inc. (www.sinopayments.com) (OTCBB: SNPY) today announced that it has completed version 2.0 of the core Sino Payments Global Payment Processing platform “SinoPay GPP” for processing credit and debit cards from cash registers and point of sale checkout machines widely used by most retailers worldwide.

Sino Payments, in conjunction with Shanghai partner PowerE2E, has completed version 2.0 of the Sino Payments GPP IP card processing system including system updates, installation, and testing at PowerE2E’s headquarter location in Shanghai, China.  The Sino Payments GPP system has been designed to be used by most global retailers specifically for regional retailers with large numbers of stores across the Asia Pacific and European regions.

With full international card processing capabilities for all major card types (V/MC/JCB/Diners/AMEX) and including capability for special processing features and needs of international retailers in China and Japan, the Sino Payments GPP is one of the first region wide international card processing systems which processes transactions from traditional point of sale terminals and check out store systems and converts these to IP output

Sino Payments’ President and CEO Matthew Mecke stated, "As with the recently announced worldwide ecommerce platform integration, this is the final crucial step for Sino Payments to be able to offer full transaction processing services to regional multinational retail clients with operations primarily in Asia or the EU.  I am excited to move onto the next phase of company development for Sino Payments to provide such services to our growing list of prospective merchants currently in our sales pipeline and to dramatically ramp up sales and marketing activities to merchants in need of our card processing solutions.”

About Sino Payments, Inc.  (www.sinopayments.com)

Sino Payments is a US public company with offices in Hong Kong and Macau.  In addition to providing stand alone worldwide ecommerce processing capability, Sino Payments' proprietary IP transaction processing system (SinoPay GPP) is designed to convert transaction processing systems from old type dial up point of sale systems linked to sophisticated check out terminals to a modern seamless IP transaction process, reducing credit and debit card transaction processing times by half at checkout.  Sino Payments focuses on providing IP credit and debit card processing services to large retail chains, including supermarket chains and large regional multinational retailers, in China, Japan, and throughout Asia.

Contacts:

Sino Payments, Inc.

Matthew Mecke

Chairman & CEO

T 1.203.652.0130

Investor Relations

ir@sinopayments.com

T 1.866.500.8985

FORWARD-LOOKING-STATEMENT:

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Sino Payments, Inc. results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Sino Payments, Inc. undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.